Exhibit 99.1

December 19, 2007

Dear Fellow Shareholders:

Beginning in the fourth quarter of 2006, our sales revenues increased and the increase has continued during the 2007 calendar year.

Although we experienced a 28% drop in sales revenues during the first nine months of 2006 compared to the same period in 2005, the full 2006 calendar year was down only 19% from calendar year 2005.  Our sales revenues were $2.8 million for the entire 2006 year.

Our growth in sales revenues has been primarily due to growth in wholesale activity and it has continued in the 2007 year.  For the ten months ending October 31, 2007, we recorded sales revenues of $5 million.  At the same time, we have been aggressively cutting our operating costs wherever possible with the goal of achieving lower operating costs compared to our 2005 and 2006 operating cost levels.

In addition to our work to increase our sales revenues and reduce our operating costs, we have also converted $593,972 of existing debt into equity (stock) during 2006 ($493,233 in the first quarter and $100,739 in the forth quarter).

We believe that our products and our Company’s position have achieved greater recognition in our markets in several countries whose markets we have continued to serve.  We are also working to develop new customer relationships in selected markets where we may be able to achieve and develop relationships with local partners who possess an in-country telecommunication license.  To the extent that we are able, we are also exploring new opportunities with our existing customers.  We remain optimistic that if we can continue to execute our strategy successfully, the increased availability of internet services in several of our foreign markets may allow us to provide our global services to a larger segment of residential and commercial consumers in the markets that we have identified.

We are currently testing and deploying new services (monthly calling plans) in Sri Lanka, Nigeria, Dominican Republic, and India.  Sri Lanka has completed the testing phase and started selling monthly calling plan accounts in December 2007.  India has completed testing and is working on their marketing and logistics.  Nigeria is in the testing phase and working on their marketing plan.  The Dominican Republic has assured us that they are in the final stages of licensing which, if our current projections are accurate, we expect may be finalized during the first quarter of 2008.

We have also established new commercial opportunities in the U.S. market; including services to Very Small Aperture Satellite (VSAT) users through OnSat and MotoSAT.  In this market segment, the customer buys our service bundled with the satellite service.  The satellite service is generally used by motor home owners, emergency vehicles, and for remote area deployments.

The outside auditors are currently in our offices working on 2006 for the fillings of the 2006 10-KSB (phase one), to be followed with the three quarters of 2007 (phase two).  They are expecting to finish phase one in mid January 2008.  We are optimistic that we may be in a position to resolve all of the issues raised by the SEC staff.  We remain committed to bringing our SEC periodic filings current

Thank you for your continued support.

Farid Shouekani
Chief Executive Officer

Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. In addition to the factors discussed in the filings with the Securities and Exchange Commission, among the other factors that could cause actual results to differ materially are the following: adverse changes in the business conditions and the general economy; competitive factors, such as rival companies' pricing and marketing efforts; opportunities to develop partnerships with other businesses, availability of third-party material products at reasonable prices; the financial condition of the customer; risks of obsolescence due to shifts in market demand; and litigation involving product liabilities and consumer issues. Viper Networks Inc. cautions readers not to place undue reliance upon any such forward looking statements, which speak only as of the date made. Viper Networks Inc. expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the company's expectations or any change in events, conditions or circumstances on which any such statement is based. You are advised to see our electronic filings at the Sec’s web site at www.sec.gov for further information.